Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES Third QUARTER 2026

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 29, 2026 - Covenant Logistics Group, Inc. (NYSE: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the third quarter ended September 30, 2026. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Friday, October 30, 2026.

Chairman and Chief Executive Officer David R. Parker commented, “We were pleased with our third-quarter earnings of $0.40 per diluted share, or $0.50 per diluted share on a non-GAAP adjusted basis. This marked the first time since the second quarter of 2022 that adjusted earnings per diluted share increased both sequentially and year over year.

“The third quarter reflected strong coordination between our Truckload and Managed Freight segments as we continued to re-allocate assets to customers that are seeking long-term capacity for their needs and are willing to offer a reasonable return on our meaningful investments in professional drivers, new equipment, and advanced technology. Exiting the third quarter, approximately 80% of our fleet assets were under long-term contracts, and we continue to receive inbound demand from our customers on growing our committed capacity.  I’m proud of our team’s execution, as repositioning hundreds of drivers, tractors, and trailers, and starting up several new operational and administrative systems during the quarter was a big accomplishment. Repositioning for new contracts created some disruption to utilization and added cost to the Truckload fleets. This was more than countered by higher revenue and operating income in Managed Freight, as our historical brokerage operations successfully sourced capacity for overflow Expedited freight, and the brokerage operations we acquired in the fourth quarter of 2025 had their best quarter as part of Covenant. Margin improvement reflected customer rate increases implemented during the first half of the year and lower purchased transportation costs as spot rates eased during the quarter. These improvements followed three consecutive quarters of margin compression.

“From a market perspective, freight demand is adequate in most sectors and strong in specific sectors that are aligned with U.S. economic growth.  Driver capacity is tight, and the cost of recruiting, retaining, and compensating drivers is increasing significantly.  Cost inflation is weighing on nearly every significant line item in our business, including wages and benefits, equipment ownership and maintenance, and technology. In this environment, rate increases have been largely offset by cost increases. However, we expect sequential improvement to continue in the fourth quarter as a higher percentage of our fleet operates under committed arrangements and we incur less repositioning cost.

“Our goal is to place substantially all of our asset-based business under long-term dedicated or other committed contracts by the end of this freight market upcycle. Consistent with our strategy, which reduced volatility during the recent freight market downturn, we intend to remain disciplined and patient in pursuing customers and markets that support sustainable long-term value creation.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) exceeded our expectations for a second consecutive quarter by contributing pre-tax net income of $5.7 million, or $0.16 per share, compared to $3.6 million, or $0.10 per share, in the 2025 quarter.  TEL’s results benefited from the combination of equipment leasing growth, as well as higher equipment sale gains.”

Third Quarter Financial Performance:

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except per share information)	2026	2025	2026	2025
Total Revenue	$353,894	$296,889	$993,928	$869,098
Freight Revenue, Excludes Fuel Surcharge	$315,050	$268,840	$891,668	$788,591
Operating Income	$12,494	$7,926	$27,617	$27,116
Adjusted Operating Income (1)	$15,823	$14,977	$37,602	$40,853
Operating Ratio	96.5%	97.3%	97.2%	96.9%
Adjusted Operating Ratio (1)	95.0%	94.4%	95.8%	94.8%
Net Income	$10,704	$9,093	$23,659	$25,496
Adjusted Net Income (1)	$13,197	$11,517	$31,198	$32,927
Earnings per Diluted Share	$0.40	$0.35	$0.89	$0.94
Adjusted Earnings per Diluted Share (1)	$0.50	$0.44	$1.18	$1.22

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except statistical information)	2026	2025	2026	2025
Combined Truckload
Total Revenue	$204,597	$199,652	$598,477	$587,531
Freight Revenue, excludes Fuel Surcharge	$165,960	$171,765	$496,735	$507,489
Segment Operating Income (1)	$14,262	$9,178	$38,834	$30,407
Adj. Seg. Operating Income (2)	$7,853	$9,977	$21,316	$25,775
Segment Operating Ratio (1)	93.0%	95.4%	93.5%	94.8%
Adj. Seg. Operating Ratio (2)	95.3%	94.2%	95.7%	94.9%
Average Freight Revenue per Tractor per Week	$5,778	$5,445	$5,741	$5,469
Average Freight Revenue per Total Mile	$3.03	$2.53	$2.89	$2.53
Average Miles per Tractor per Period	25,081	28,306	77,412	84,456
Weighted Average Tractors for Period	2,186	2,400	2,219	2,379

Expedited
Total Revenue	$89,473	$94,632	$267,564	$286,625
Freight Revenue, excludes Fuel Surcharge	$70,555	$80,184	$216,246	$243,662
Segment Operating Income (1)	$7,846	$5,079	$19,053	$18,135
Adj. Seg. Operating Income (2)	$4,161	$5,140	$8,799	$14,870
Segment Operating Ratio (1)	91.2%	94.6%	92.9%	93.7%
Adj. Seg. Operating Ratio (2)	94.1%	93.6%	95.9%	93.9%
Average Freight Revenue per Tractor per Week	$7,934	$7,082	$7,726	$7,281
Average Freight Revenue per Total Mile	$2.52	$2.10	$2.35	$2.11
Average Miles per Tractor per Period	41,422	44,275	128,188	134,288
Weighted Average Tractors for Period	677	861	718	858

Dedicated
Total Revenue	$115,124	$105,020	$330,913	$300,906
Freight Revenue, excludes Fuel Surcharge	$95,405	$91,581	$280,489	$263,827
Segment Operating Income (1)	$6,416	$4,099	$19,781	$12,272
Adj. Seg. Operating Income (2)	$3,692	$4,837	$12,517	$10,905
Segment Operating Ratio (1)	94.4%	96.1%	94.0%	95.9%
Adj. Seg. Operating Ratio (2)	96.1%	94.7%	95.5%	95.9%
Average Freight Revenue per Tractor per Week	$4,810	$4,529	$4,791	$4,446
Average Freight Revenue per Total Mile	$3.56	$3.07	$3.52	$3.08
Average Miles per Tractor per Period	17,754	19,365	53,134	56,352
Weighted Average Tractors for Period	1,509	1,539	1,501	1,521

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, impairment of goodwill, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments.

(2)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President, commented on Combined Truckload operations, “For the quarter, total revenue in our Truckload operations increased 2.5%, to $204.6 million.  The increase in total revenue consisted of $10.8 million more fuel surcharge revenue, which varies with the cost of fuel, offset by $5.8 million less freight revenue. The reduction in freight revenue is largely attributable to a 8.9% decrease in the average fleet size, offset with the improvements to pricing and freight mix discussed earlier.

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $9.6 million, or 12.0%. Average total tractors decreased by 184 units or 21.4% to 677, compared to 861 in the prior year quarter. Average freight revenue per tractor per week increased 12.0% compared to the prior year. During the quarter, our Expedited fleet continued to transition to multi-year committed capacity agreements. By the end of the quarter, approximately 58% of our Expedited tractors were serving under committed capacity agreements, compared to approximately 40% three months ago.  As we progress throughout this cycle, our focus for our Expedited fleet is to serve customers who truly need our teams and are willing to agree to multi-year agreements as a sign of their commitment.

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $3.8 million, or 4.2%. Average total tractors decreased by 30 units or 1.9% to 1,509, compared to 1,539 in the prior year quarter. Average freight revenue per tractor per week increased 6.2% as a result of the expansion of our agricultural protein-related business and exiting non-specialized dedicated business that has struggled to meet profitability thresholds.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Truckload freight revenue per total mile increased approximately 19.7% year-over-year, and Truckload operating expenses increased approximately 20.8% year-over-year, each on a non-GAAP adjusted basis. Elevated expenses during the quarter reflected a combination of ongoing inflation (wages, benefits, equipment depreciation and maintenance, and technology) and quarter-specific costs (equipment repositioning, driver hiring in new locations, costs and lower utilization associated with start-ups for a large number of contracts, and the effects of extreme heat on certain Dedicated operations). As mix continues to shift toward more committed capacity contracts, we expect the repositioning and start-up costs to moderate as a percentage of revenue and for ongoing rate increases to more than outpace general inflation.

Managed Freight Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2026	2025	2026	2025
Freight Revenue	$121,635	$72,220	$311,908	$206,620
Segment Operating Income (1)	$7,367	$2,960	$12,809	$10,962
Adj. Seg. Operating Income (2)	$7,082	$3,035	$13,302	$10,555
Segment Operating Ratio (1)	93.9%	95.9%	95.9%	94.7%
Adj. Seg. Operating Ratio (2)	94.2%	95.8%	95.7%	94.9%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments.

(2)	Represents non-GAAP measures.

“For the quarter, Managed Freight grew freight revenue by 68.4% year over year, primarily as a result of the integration of assets acquired during the fourth quarter of 2025. The segment operating ratio and adjusted segment operating ratio improved compared to the same quarter last year due to the combination of customer rate increases obtained during the first half of the year and sequentially easing capacity costs experienced during the quarter. As supply continues to exit the freight market, our ability to source quality carrier capacity below contractual freight pricing can be challenging at times, leading to periods of margin compression.  Additionally, higher insurance and claims expense has become a greater risk in Managed Freight.

Warehousing Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2026	2025	2026	2025
Freight Revenue	$26,738	$24,802	$81,012	$74,429
Segment Operating Income (1)	$1,697	$2,498	$5,049	$6,258
Adj. Seg. Operating Income (2)	$888	$1,963	$2,984	$4,521
Segment Operating Ratio (1)	93.7%	90.0%	93.8%	91.6%
Adj. Seg. Operating Ratio (2)	96.7%	92.1%	96.3%	93.9%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments.

(2)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased $1.9 million, primarily from onboarding a significant new customer in the fourth quarter of 2025. Segment operating income and adjusted segment operating income fell short of the prior year as a result of the combination of operational inefficiencies at new customer locations and general labor inflation. Looking ahead, our focus will be on returning this segment to high single digit margins through the combination of rate increases and cost reductions.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At September 30, 2026, our total indebtedness, comprised of total debt and finance lease obligations, net of cash (“net indebtedness”), decreased by $12.4 million to approximately $283.9 million as compared to December 31, 2025. In addition, our net indebtedness to total capitalization improved to 40.2% at September 30, 2026, from 42.3% at December 31, 2025.

“At September 30, 2026, we had cash and cash equivalents totaling $5.1 million. Under our ABL credit facility, we had $35.0 million in outstanding borrowings, undrawn letters of credit outstanding of $19.8 million, and immediate available borrowing capacity of $75.2 million.

“At the end of the quarter, we had $0.2 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors increased to 26 months compared to 23 months a year ago. Given the mix change between our high mileage expedited fleet and lower mileage dedicated fleets, going forward, we anticipate the average age of our tractors to range from 25 to 28 months.

“Our net capital expenditures for the first three quarters of the year were approximately $18.4 million, as proceeds from fleet downsizing and selling excess used equipment kept pace with the investment in new replacement equipment. For the balance of 2026, our expectations for net capital equipment expenditures range from $35.0 million to $40.0 million.”

Outlook

Mr. Parker concluded, “Based on our growing customer pipeline, we expect Dedicated fleet growth and a stable Expedited fleet with a higher proportion of capacity under dedicated or committed contracts. We are also focused on reducing overhead and other controllable costs as a percentage of revenue, which we expect will support gradual margin expansion. For the fourth quarter of 2026, we expect a modest sequential increase in earnings per share, with anticipated operating margin improvement from our asset-based operations partially offset by lower income from our equity method investment, TEL. Longer term, we believe our strategy can materially improve Combined Truckload operating margins through continued world-class customer service and disciplined asset reallocation to operations offering higher margins and returns.”

Conference Call Information

The Company will host a live conference call tomorrow, October 30, 2026, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

About Covenant Logistics Group
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

  See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income, segment operating income, operating ratio, segment operating ratio, net income, and earnings per diluted share, we use adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share are not substitutes for operating income, segment operating income, operating ratio, segment operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income, segment operating income, operating ratio, segment operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “continue,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” “strategy,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to equipment age, net capital equipment expenditures and related priorities, benefits, and returns, capital allocation alternatives, expectations for the general freight market, including rates, demand, and capacity, our ability to achieve our desired business mix, future margin and return on capital, future expenses and the impact of inflation, including maintenance, wages, benefits, technology, and insurance and claims, progress toward our strategic goals and the expected impact of achieving such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Global conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight reportable segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims, have exposure outside of our insurance coverage, could be uninsured or underinsured, and have additional exposure following the Supreme Court’s recent Montgomery decision, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of a captive insurance company could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees or employees of related businesses could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; Receipt of an unfavorable Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with and changes to various environmental laws and regulations; Regulatory changes related to climate change could increase our costs significantly; Changes to trade regulation, export controls, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Conflicting views on environmental and societal matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; A large-scale outbreak of avian flu or related illness among the nation’s poultry flock may adversely affect the revenues of our Dedicated segment; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; Changes in taxation could lead to an increase of our tax exposure; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000s, except per share data)	2026	2025	% Change	2026	2025	% Change
Revenues
Freight revenue	$315,050	$268,840	17.2%	$891,668	$788,591	13.1%
Fuel surcharge revenue	38,844	28,049	38.5%	102,260	80,507	27.0%
Total revenue	$353,894	$296,889	19.2%	$993,928	$869,098	14.4%

Operating expenses:
Salaries, wages, and related expenses	115,501	109,745		334,903	323,845
Fuel expense	38,259	29,506		104,406	85,663
Operations and maintenance	20,235	19,352		56,915	52,168
Revenue equipment rentals and purchased transportation	113,412	72,908		301,354	206,504
Operating taxes and licenses	3,089	3,304		9,104	10,326
Insurance and claims	9,791	14,179		40,575	46,769
Communications and utilities	2,152	1,631		6,063	4,580
General supplies and expenses	16,448	15,872		43,046	44,124
Depreciation and amortization	23,458	22,953		70,253	67,869
(Gain) loss on disposition of property and equipment, net	(945)	(487)		(308)	134
Total operating expenses	341,400	288,963		966,311	841,982
Operating income	12,494	7,926		27,617	27,116
Interest expense, net	3,854	3,468		10,721	8,795
Income from equity method investment	(5,650)	(3,578)		(14,602)	(11,622)
Income from continuing operations before income taxes	14,290	8,036		31,498	29,943
Income tax expense	3,586	1,772		7,839	7,276
Income from continuing operations	10,704	6,264		23,659	22,667
Income from discontinued operations, net of tax	-	2,829		-	2,829
Net income	$10,704	$9,093		$23,659	$25,496

Basic earnings per share (1)
Income from continuing operations	$0.42	$0.25		$0.94	$0.88
Income from discontinued operations	$-	$0.11		$-	$0.11
Net income per basic share	$0.42	$0.36		$0.94	$0.99
Diluted earnings per share (1)
Income from continuing operations	$0.40	$0.24		$0.89	$0.83
Income from discontinued operations	$-	$0.11		$-	$0.10
Net income per diluted share	$0.40	$0.35		$0.89	$0.94
Basic weighted average shares outstanding (000s)	25,383	25,030		25,229	25,872
Diluted weighted average shares outstanding (000s)	26,603	26,301		26,559	27,156

	Segment Freight Revenues
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000's)	2026	2025	% Change	2026	2025	% Change
Expedited - Truckload	$70,555	$80,184	(12.0%)	$216,246	$243,662	(11.3%)
Dedicated - Truckload	95,405	91,581	4.2%	280,489	263,827	6.3%
Combined Truckload	165,960	171,765	(3.4%)	496,735	507,489	(2.1%)
Managed Freight	121,635	72,220	68.4%	311,908	206,620	51.0%
Warehousing	26,738	24,802	7.8%	81,012	74,429	8.8%
Other	717	53	1252.8%	2,013	53	3698.1%
Consolidated Freight Revenue	$315,050	$268,840	17.2%	$891,668	$788,591	13.1%

	Truckload Operating Statistics
	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Average freight revenue per loaded mile	$3.67	$2.99	22.7%	$3.50	$2.98	17.4%
Average freight revenue per total mile	$3.03	$2.53	19.8%	$2.89	$2.53	14.2%
Average freight revenue per tractor per week	$5,778	$5,445	6.1%	$5,741	$5,469	5.0%
Average miles per tractor per period	25,081	28,306	(11.4%)	77,412	84,456	(8.3%)
Weighted avg. tractors for period	2,186	2,400	(8.9%)	2,219	2,379	(6.7%)
Tractors at end of period	2,178	2,434	(10.5%)	2,178	2,434	(10.5%)
Trailers at end of period	7,011	6,851	2.3%	7,011	6,851	2.3%

	Selected Balance Sheet Data
($s in '000's, except per share data)	9/30/2026	12/31/2025
Total assets	$1,023,637	$1,047,548
Total stockholders' equity	$422,257	$403,997
Total indebtedness, comprised of total debt and finance leases, net of cash	$283,927	$296,297
Net Indebtedness to Capitalization Ratio	40.2%	42.3%
Tangible book value per end-of-quarter basic share	$9.63	$8.69

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)

(Dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
GAAP Presentation	2026	2025	bps Change	2026	2025	bps Change
Total revenue	$353,894	$296,889		$993,928	$869,098
Total operating expenses	341,400	288,963		966,311	841,982
Operating income	$12,494	$7,926		$27,617	$27,116
Operating ratio	96.5%	97.3%	(80)	97.2%	96.9%	30

Non-GAAP Presentation	2026	2025	bps Change	2026	2025	bps Change
Total revenue	$353,894	$296,889		$993,928	$869,098
Fuel surcharge revenue	(38,844)	(28,049)		(102,260)	(80,507)
Freight revenue (total revenue, excluding fuel surcharge)	315,050	268,840		891,668	788,591

Total operating income	12,494	7,926		27,617	27,116
Adjusted for:
Amortization of intangibles (2)	3,001	2,653		9,001	7,770
Contingent consideration liability adjustment	328	710		984	2,130
Transaction costs	-	-		-	149
Employee separation costs	-	1,375		-	1,375
Lease abandonment and customer exit costs	-	429		-	429
Abandonment of long-lived software	-	1,884		-	1,884
Adjusted operating income	15,823	14,977		37,602	40,853
Adjusted operating ratio	95.0%	94.4%	60	95.8%	94.8%	100

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP adjusted operating income and adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited) Adjusted Net Income and Adjusted EPS(1)
(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP Presentation - Net income	$10,704	$9,093	$23,659	$25,496
Adjusted for:
Amortization of intangibles (2)	3,001	2,653	9,001	7,770
Contingent consideration liability adjustment	328	710	984	2,130
Transaction costs	-	-	-	149
Employee separation costs	-	1,375	-	1,375
Lease abandonment and customer exit costs	-	429	-	429
Abandonment of long-lived software	-	1,884	-	1,884
Total adjustments before taxes	3,329	3,278	9,985	9,964
Provision for income tax expense at effective rate	(836)	(854)	(2,446)	(2,533)
Tax effected adjustments	$2,493	$2,424	$7,539	$7,431
Non-GAAP Presentation - Adjusted net income	$13,197	$11,517	$31,198	$32,927

GAAP Presentation - Diluted earnings per share ("EPS") (3)	$0.40	$0.35	$0.89	$0.94
Adjusted for:
Amortization of intangibles(2)	0.11	0.10	0.34	0.29
Discontinued operations reversal of loss contingency(4)	-	(0.14)	-	(0.14)
Contingent consideration liability adjustment	0.01	0.03	0.04	0.08
Transaction costs	-	-	-	0.01
Employee separation costs	-	0.05	-	0.05
Lease abandonment and customer exit costs	-	0.02	-	0.02
Abandonment of long-lived software	-	0.07	-	0.07
Total adjustments before taxes	0.12	0.12	0.38	0.37
Provision for income tax expense at effective rate	(0.02)	(0.03)	(0.09)	(0.09)
Tax effected adjustments	$0.10	$0.09	$0.29	$0.28
Non-GAAP Presentation - Adjusted EPS	$0.50	$0.44	$1.18	$1.22

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)	Total may not sum due to rounding.
(4)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended September 30,
GAAP Presentation	2026					2025
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$89,473	$115,124	$204,597	$121,635	$26,945	$94,632	$105,020	$199,652	$72,220	$24,964
Total segment operating expenses (2)	81,627	108,708	190,335	114,268	25,248	89,553	100,921	190,474	69,260	22,466
Segment operating income (2)	$7,846	$6,416	$14,262	$7,367	$1,697	$5,079	$4,099	$9,178	$2,960	$2,498
Segment operating ratio (2)	91.2%	94.4%	93.0%	93.9%	93.7%	94.6%	96.1%	95.4%	95.9%	90.0%

Non-GAAP Presentation
Total revenue	$89,473	$115,124	$204,597	$121,635	$26,945	$94,632	$105,020	$199,652	$72,220	$24,964
Fuel surcharge revenue	(18,918)	(19,719)	(38,637)	-	(207)	(14,448)	(13,439)	(27,887)	-	(162)
Freight revenue (total revenue, excluding fuel surcharge)	70,555	95,405	165,960	121,635	26,738	80,184	91,581	171,765	72,220	24,802

Total segment operating income (2)	$7,846	$6,416	$14,262	$7,367	$1,697	$5,079	$4,099	$9,178	$2,960	$2,498
Adjusted for:
Other (3)	(3,685)	(2,724)	(6,409)	(285)	(809)	(1,548)	(1,054)	(2,602)	(212)	(535)
Employee separation costs	-	-	-	-	-	680	622	1,302	73	-
Lease abandonment and customer exit costs	-	-	-	-	-	49	166	215	214	-
Abandonment of long-lived software	-	-	-	-	-	880	1,004	1,884	-	-
Adjusted segment operating income	$4,161	$3,692	$7,853	$7,082	$888	$5,140	$4,83	$9,977	$3,035	$1,963
Adjusted segment operating ratio	94.1%	96.1%	95.3%	94.2%	96.7%	93.6%	94.7%	94.2%	95.8%	92.1%

	Nine Months Ended September 30,
GAAP Presentation	2026					2025
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$267,564	$330,913	$598,477	$311,908	$81,530	$286,625	$300,906	$587,531	$206,620	$74,894
Total segment operating expenses (2)	248,511	311,132	559,643	299,099	76,481	268,490	288,634	557,124	195,658	68,636
Segment operating income (2)	$19,053	$19,781	$38,834	$12,809	$5,049	$18,135	$12,272	$30,407	$10,962	$6,258
Segment operating ratio (2)	92.9%	94.0%	93.5%	95.9%	93.8%	93.7%	95.9%	94.8%	94.7%	91.6%

Non-GAAP Presentation
Total revenue	$267,564	$330,913	$598,477	$311,908	$81,530	$286,625	$300,906	$587,531	$206,620	$74,894
Fuel surcharge revenue	(51,318)	(50,424)	(101,742)	-	(518)	(42,963)	(37,079)	(80,042)	-	(465)
Freight revenue (total revenue, excluding fuel surcharge)	216,246	280,489	496,735	311,908	81,012	243,662	263,827	507,489	206,620	74,429

Total segment operating income (2)	$19,053	$19,781	$38,834	$12,809	$5,049	$18,135	$12,272	$30,407	$10,962	$6,258
Adjusted for:
Other (3)	(10,254)	(7,264)	(17,518)	493	(2,065)	(4,874)	(3,308)	(8,182)	(694)	(1,737)
Transaction costs	-	-	-	-	-	-	149	149	-	-
Employee separation costs	-	-	-	-	-	680	622	1,302	73	-
Lease abandonment and customer exit costs	-	-	-	-	-	49	166	215	214	-
Abandonment of long-lived software	-	-	-	-	-	880	1,004	1,884	-	-
Adjusted segment operating incom	$8,799	$12,517	$21,316	$13,302	$2,984	$14,870	$10,905	$25,775	$10,555	$4,521
Adjusted segment operating ratio	95.9%	95.5%	95.7%	95.7%	96.3%	93.9%	95.9%	94.9%	94.9%	93.9%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP segment operating income and segment operating ratio to consolidated non-GAAP adjusted segment operating income and adjusted segment operating ratio.

(2)
Segment operating expenses, segment operating income, and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, impairment of goodwill, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(3)	Represents indirect costs not directly attributable to any one reportable segment.